Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
June 16, 2009	Bo Piela	Patrick Flanigan
	(617) 768-6579	(617) 768-6563

Genzyme Temporarily Interrupts Production at Allston Plant

CAMBRIDGE, Mass. — Genzyme Corporation (NASDAQ: GENZ) today announced that it has detected a virus that impairs cell growth in one of six bioreactors at its Allston Landing manufacturing facility.  The company has decided to temporarily interrupt bulk production at the plant to sanitize the facility.  Genzyme is collaborating with regulatory agencies as it works to resume production.  The company expects the plant to be fully operational by the end of July.

The virus strain, Vesivirus 2117, has not been shown to cause human infection.  It is known to interfere with the growth of CHO cells used to produce biologic drugs and was likely introduced through a nutrient used in the manufacturing process.  Genzyme has now confirmed that this virus was the cause of declines in cell productivity at its Allston and Geel facilities in two previous instances in 2008, which were subsequently fully addressed.  The company was able to detect the virus in this case using a highly specific assay it developed after standard tests were unable to identify the cause of the previous productivity declines.  Genzyme is adding steps to increase the robustness of its raw materials screening and viral removal processes.

Current inventories for Cerezyme® (imiglucerase for injection) and Fabrazyme® (agalsidase beta) are not sufficient to meet projected global demand.  The timing and extent of the Cerezyme supply constraint is being clarified and will be communicated as soon as possible.  The company expects Fabrazyme supply constraints to occur for a limited period beginning in September.  The company will work with physicians, patients and regulators to minimize the impact of this constraint.

“The patients who need these therapies are our priority,” said Henri A. Termeer, Genzyme’s chairman and chief executive officer.  “We are confident in the quality of the products produced in Allston and in our ability to resolve the issue affecting the plant.  The impact will be temporary.”

Genzyme identified the virus at the Allston plant over the weekend.  On Monday morning, the company submitted information to the FDA and EMEA on its findings.  The company held a conference call with the FDA on Monday afternoon.  With regulatory input, Genzyme is finalizing its action plan and assessing the business impact of this situation.  The company will provide updated financial guidance as soon as possible.

Conference Call Information

Genzyme will host a conference call today at 12:00 p.m. Eastern.   To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.”  A replay of this call will be available by dialing 402-220-2056 until June 23.  This call will also be Webcast live on the investor events section of www.genzyme.com.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases.  Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 11,000 employees in locations spanning the globe and 2008 revenues of $4.6 billion.

With many established products and services helping patients in approximately 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences.  The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease, and diagnostic testing.  Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

This press release contains forward-looking statements regarding Genzyme’s business, including without limitation: its assessment of the impact of the Vesivirus on the company, including the duration of the production interruption at its Allston Landing manufacturing facility and the expected duration of the Fabrazyme supply constraint. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted. These risks and uncertainties include, among others: that Genzyme is unable to resume production of Fabrazyme and Cerezyme by the end of July due to its failure to sanitize the facility, concerns from regulatory authorities regarding production at the facility, or any other reason; that the current inventory in process at the facility cannot be released; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of today’s date and Genzyme undertakes no obligation to update or revise the statements.

Genzyme®, Cerezyme® and Fabrazyme® are registered trademarks of Genzyme Corporation or its subsidiaries.  All rights reserved.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

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